                                                               EXHIBIT (E)(3)

                                   [Form of]

                                                                      SunAmerica
                                                                Capital Services



Name of Firm______________________________
City______________ State_______ Zip Code_____


RE:  SELLING AGREEMENT

Gentlemen:

     We are the national distributor and principal underwriter of the shares of mutual funds sponsored, managed and/or advised by SunAmerica Asset Management Corp. (hereinafter referred to individually as a "Fund," or collectively as the "Funds"). The Funds and each individual investment series thereof are set forth on Schedule A, which may be amended from time to time. We invite you to participate in making available to your customers shares of the Funds on the following terms:

     1a   NON-BANK PARTICIPANTS ONLY. You represent and warrant that you are a member of the National Association of Securities Dealer, Inc. (the "NASD"). You agree to abide by the Rules of Fair Practice, the Constitution and By-Laws of the NASD and to all other rules and regulations that are now or may become applicable to transactions thereunder.

     b. BANK PARTICIPANTS ONLY. You represent and warrant to us that (i)(a) you are a "Bank" as such term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (b) you are a "bank holding company" as such term is defined in the Bank Holding Act of 1956, as amended (the "Act"); (ii) you are duly organized and an existing "bank" or "bank holding company" in good standing under the laws of jurisdiction in which you were organized; (iii) all authorization (if any) required for your lawful execution of this Agreement and your performance hereunder have been obtained; and (iv) upon execution and delivery by you, and assuming due and valid execution and delivery by us, this Agreement will constitute a valid and binding agreement, enforceable against you in accordance with its terms. In the event you are a "bank holding company" as such term is defined in the Act, you shall attach as an exhibit, and which will be made a part of this Agreement, which sets forth the names and addresses of the "banks" on whose behalf you are authorizes to execute this Agreement. You agree to give written notice to us promptly in the event you shall cease to be a "bank" as such term is defined in
Section 3(a)(6) of the Exchange Act or a "bank holding company" as such term is defined in the Act. In such event, this Agreement shall be automatically terminated upon such written notice. You also agree to abide by all of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. applicable to the sale of investment company shares to your customers.

      We recognize that you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by federally charted and supervised banks and affiliated organizations. Because you will be the only one having a direct relationship with the customer, you will comply and are complying with all laws and regulations, including those of the applicable regulatory authorities and any federal or state regulatory body having jurisdiction over you or your customers, to the extent applicable to securities purchases hereunder for the account of your customer.

      2.a Orders for shares received from you and accepted by a Fund will be priced at its next-determined net asset value, plus the applicable sales charge, if any, at the time of such acceptance as established pursuant to the then-current prospectus of the Fund. You hereby agree that, in the vent you receive customer purchase or redemption orders for a fund after the time of day that such fund prices its shares, you will have adequate internal controls designed to prevent such orders from being aggregated with orders received before such time. If you designate another entity to receive customer purchase and redemption orders, you hereby agree to ensure that such designee has adopted and implemented its own adequate internal controls. Procedures relating to the handling of orders, including the Policies and Procedures With Respect to Sales of SunAmerica Mutual Funds Under the Multiple Pricing Structure, as may be amended from time to time, set forth in Schedule B hereto, shall be subject to instructions which we shall forward from time to time to all firms (the "Participant") through which we make available shares of the Funds. All orders are subject to acceptance by the applicable Fund, which reserves the right in its sole discretion to reject any order in whole or in part.

     b. We will confirm transactions for each of your customers, it being understood in all cases that (a) you are acting as the agent for the customer,
(b) the transactions are without recourse against you by the customer except to the extent that (i) your failure to transmit orders in a timely fashion results in a loss to your customer, or (ii) in the event you do not receive a confirmation of the transaction within ten (10) business days following the order date, your failure to inquire as to the status of the transaction during such time period results in a loss to your customer, (c) as between you and the customer, the customer shall have beneficial ownership of the Fund shares; (d) each transaction in initiated solely upon the order of the customer, and (e) each transaction is for the account of the customer and not for your account.

     3. As a Participant, you agree to purchase shares of the Funds only through us or from your customers. Purchases through us shall be made only for the purpose of covering purchase orders already received from your customers or for your own bona fide investment.

     4. You agree to sell shares of the Funds only (a) to your customers at the net asset value plus applicable sales charge, if any, then in effect as established by the then-current prospectus of the applicable Fund or (b) to us as agent for the Fund or the Fund itself at the redemption price as described in the prospectus.

     5. We reserve the right in our discretion, and without notice to you, to suspend sales or withdraw the offering of shares entirely, or to modify or cancel this Agreement. All sales shall be subject to the terms and provisions set forth in the Funds' then-current prospectuses.

     6. No person is authorized to make any representations concerning a Fund or its shares except those contained in its prospectus and any other information (including any applicable "Statement of Additional Information") as may be approved by a Fund as information supplemental to its prospectus. In purchasing shares through us, you shall rely solely on the representations contained in the then-effective Prospectus and supplemental information above-mentioned. You agree to hold us harmless and indemnify the Funds and us in the event that you, or any of your sales representatives, should violate any law, rule or regulation, or any provisions of this Agreement, which may result in liability to the Funds or us. Additional copies of any prospectus and/or supplement information (including any applicable "Statement of Additional Information") will be supplied by us to you in reasonable quantities upon request.

     7. You shall have no authority whatever to act as agent of the Funds or us, or any other Participant, and nothing in this Agreement shall constitute you or the Funds as the agent of the other. In all transactions in these shares between you and us, we are acting as agent for the Funds and not as principal.

     8. All communications to us shall be sent to SunAmerica Capital Services, Inc., The SunAmerica Center, 733 Third Avenue, New York, NY 10017-3204. Any notice to you shall be duly given if mailed or telegraphed to you at your address set forth below, unless you give us written instructions otherwise. It is your responsibility to provide us with updated information concerning where written communications should be sent.

     9. This Agreement may be terminated without penalty upon written notice by either party at any time, and shall automatically terminate upon its assignment, or upon any event that terminates a Fund's Distribution Agreement with us. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The indemnification provision in Section 6 hereof shall survive any termination of this Agreement hereunder.

     10. NON-BANK PARTICIPANT ONLY. By accepting this Agreement, you represent that you are (i) registered as a broker-dealer under the Securities Exchange Act of 1934; (ii) are qualified to act as a dealer in the states or other jurisdictions where you transact business; and (iii) are a member in good standing of the NASD. You agree that you will maintain such registration, qualifications, and membership in full force and effect throughout the terms of this Agreement. You further agree to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Rules of Fair Practice, of the NASD and that you will not offer of sell the shares of the Funds in any state or jurisdiction where they may not lawfully be offered or sold, or where you are not registered as a broker-dealer.

     11.a SERVICE FEES. We expect you to provide administration and marketing services in the promotion of the Funds' shares, including services and assistance to your customers who own Fund shares. For such services, you will be entitled to compensation as set forth on Schedule A, as may be amended from time to time, and in the Funds' current prospectuses. You hereby agree to waive payment of such compensation until such time that we are in receipt of the commissions or concessions due for such Fund shares. Our liability for payment of such compensation is limited solely to the proceeds of such concessions receivable. No commissions or concession shall be payable with respect to shares purchased through reinvestment of dividends or distributions, or that had been acquired through one or more exchange transactions which had been the subject of payments under this paragraph. In addition, no commission or concession shall be payable with respect to Shares that had been subject to a waiver of the sales charge except as set forth in the Funds' current prospectuses.

     b. CONTINGENT DEFERRED SALES CHARGE ("CDSC"). For purchases of Class B and Class II shares (or for certain purchases of Class A shares), we advance commissions with the presumption that assets will remain in the Fund(s) long enough for expenses to be recouped. In the event of a redemption of shares purchases before the holding period expires, a CDSC is deducted from the redemption proceeds as described in the Funds' prospectuses.

     c. CDSC WAIVERS. An exemptive order issued by the Securities and Exchange Commission provides for a waiver of the CDSC on the following redemptions: (a) CDSC Shares (Class B, Class II shares and certain Class A shares) requested to be redeemed within one year of the death or initial determination of disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986 (the "Code"), of a shareholder, (b) Class B shares representing taxable distributions made by qualified retirement plans or retirement accounts (not including rollovers) for which SunAmerica Asset Management Corp. serves as fiduciary; provided that, the plan participant or account holder has attained the age of 59 1/2 at the time the redemption is made; (c) Class B and Class II shares being redeemed up to the limit specified in the Funds' prospectuses made pursuant to any systematic withdrawal plan established by the Funds. The CDSC waiver, with respect to (a) above (i.e.; death or disability), is only applicable in cases where the shareholder account is registered (i) in the name of an individual person, (ii) as a joint tenancy with rights of survivorship, (iii) as community property, or (iv) in the name of a minor under the Uniform Gift or Uniform Transfer to Minors Acts. Notwithstanding the foregoing, we reserve the right to terminate any or all of these waiver provisions in the future.

     d. COMMISSION RECLAIMS. With respect to shares redeemed on which the CDSC is waived pursuant to (b) above (i.e.; taxable distributions from the qualified retirement plans as described therein), 100% of the commission advanced to the selling Broker/Dealer in respect of such shares is subject to reclaim in the event the redemption occurs within the first year from the date of purchase, and 50% of the commission advanced if the redemption occurs in the second year from the date of purchase. With respect to Class A shares purchased at net asset value (which were part of a purchase of $1 million or more, and which were subject to a CDSC if redeemed within one year of purchase), 50% of the commission advanced is subject to reclaim if the redemption occurs during the second year from the date of purchase. For all other purchases of Class A shares at net asset value, the entire commission advanced is subject to reclaim for any redemption occurring within the first two years from the date of purchase. The foregoing reclamations will be subtracted from dealer concession payments payable according to Schedule A and, if sufficient dealer concession payments are not available to offset these reclamations, you will reimburse us for these amounts.

     12. This Agreement shall become effective upon receipt by us or a signed copy hereof, and shall continue in effect until and unless terminated (i) pursuant to Section 9, above, or (ii) on account of your violation of any representation contained herein. This Agreement shall supersede all prior Selling Agreements with you relating to the shares of the Funds. This Agreement may be amended in writing signed by each of the parties hereto, except that we may amend Schedule A in our sole discretion upon notice to you. Any such amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.


                                               SunAmerica Capital Services, Inc.

                                           By:__________________________________
                                           Name:________________________________
Date:  _____________________               Title:_______________________________


     The undersigned accepts your invitation to make available to its customers the shares of the Funds and agrees to abide by the foregoing terms and conditions. The undersigned acknowledges receipt of prospectuses of the Funds in connection with this offering.

____________________________              ______________________________________
Firm Name                                 Authorized Signatory

____________________________              ______________________________________
Address                                   Print Name

____________________________              ______________________________________
                                          Title of Signatory

____________________________              ______________________________________
Telephone Number                          Date

____________________________
Fax Number

                                                Rev. 12/98

                                   [Form of]
                                                                      SCHEDULE A
                            SUNAMERICA MUTUAL FUNDS

SunAmerica Income Funds
-----------------------

COMPENSATION (concession to selling dealer is based on amount of purchase)
------------
A SHARES

          Purchase Amount                    Dealer Concession
          ---------------                    -----------------
     $         0   to  $  99,999                     4.00%
     $   100,000   to  $ 249,999                     3.00%
     $   250,000   to  $ 499,999                     2.25%
     $   500,000   to  $ 999,999                     1.35%
     $ 1,000,000   or  more                          1.00%
  Up to .25% Service Fee, paid quarterly, effective immediately

B SHARES - 4.00% (no breakpoints)
     Up to .25% Service Fee, paid quarterly, beginning the 13th month following purchase

II SHARES - 2.00% (no breakpoints)

     For all Funds except High Income, up to .25% Service Fee and .50% trail commission (total .75%), paid quarterly, beginning the 13th month following purchase. With respect to High Income, up to .25% Service Fee and .75% trail commission (total 1.00%), paid quarterly, beginning the 13th month following purchase.

--------------------------------------------------------------------------------

SunAmerica Equity Funds
-----------------------

COMPENSATION (concession to selling dealer is based on amount of purchase)
------------
A SHARES

          Purchase Amount                    Dealer Concession
          ---------------                    -----------------
     $         0   to  $  49,999                     5.00%
     $    50,000   to  $  99,999                     4.00%
     $   100,000   to  $ 249,999                     3.00%
     $   250,000   to  $ 499,999                     2.25%
     $   500,000   to  $ 999,999                     1.35%
     $ 1,000,000   or  more                          1.00%
  Up to .25% Service Fee, paid quarterly, effective immediately

B SHARES - 4.00% (no breakpoints)
     Up to .25% Service Fee, paid quarterly, beginning the 13th month following purchase

II SHARES - 2.00% (no breakpoints)
     Up to .25% Service Fee and .75% trail commission (total 1.00%), paid quarterly, beginning the 13th month following purchase

SunAmerica Money Market Funds, Inc.
-----------------------------------

COMPENSATION
------------
A SHARES
     Up to .15% Service Fee, paid quarterly, effective immediately

B SHARES - 4.00% (no breakpoints)
     Up to .15% Service Fee, paid quarterly, beginning the 13th month following purchase

II SHARES - 2.00% (no breakpoints)
     Up to .25% Service Fee and .25% trail commission (total .50%), paid quarterly, beginning the 13th month following purchase



                              STYLE SELECT SERIES

STYLE SELECT SERIES, INC.
-------------------------

COMPENSATION (concession to selling dealer is based on amount of purchase)
-------------
A SHARES

          Purchase Amount                    Dealer Concession
          ---------------                    -----------------
     $         0   to  $  49,999                     5.00%
     $    50,000   to  $  99,999                     4.00%
     $   100,000   to  $ 249,999                     3.00%
     $   250,000   to  $ 499,999                     2.25%
     $   500,000   to  $ 999,999                     1.35%
     $ 1,000,000   or  more                          1.00%
  Up to .25% Service Fee, paid quarterly, effective immediately

B SHARES - 4.00% (no breakpoints)
     Up to .25% Services Fee, paid quarterly, beginning the 13/th/ month following purchase

II SHARES - 2.00% (no breakpoints)
     Up to .25% Services Fee and .74% trail commission (total 1.00%), paid quarterly, beingnning the 13/th/ month following purchase

                                   [Form of]

                                                                      SCHEDULE B

                   POLICIES AND PROCEDURES WITH RESPECT TO
                     SALES OF SUNAMERCIA MUTUAL FUNDS AND
                          STYLE SELECT SERIES, INC.


     As certain portfolio of SunAmerica Mutual Funds and Style Select Series, Inc. (the "Multiple Pricing Funds") offer shares subject to a front-end sales load ("Class A Shares"), shares subject to a deferred sales charge ("Class B Shares") and shares subject to both a front-end sales load and deferred sales charges ("Class II Shares"), it is important for investors not only to choose a mutual fund that best suits their investment objectives, but also to choose the sales financing method which best suits their particular needs. To assist your clients in these decisions and to ensure proper supervision of mutual fund purchase recommendations, we are instituting the following policies:

     (1) Any purchase of SunAmerica Mutual Fund for less than $100,000, may be either Class A, Class B or Class II Shares.

     (2) Any purchase of a SunAmerica Mutual Fund, for either Class A, Class B or Class II Shares, in the amount of $100,000 or more, but less than $1 million, must be reviewed and approved for appropriateness by the Broker/Dealer (who must maintain a written record of this review) in light of the relevant facts and circumstances pertaining to your client, including, but not limited to:


          (a)  the specific purchase order dollar amount;

          (b)  the length of time the client expects to hold his or her shares;
               and

          (c) any other relevant circumstances, such as the availability of purchases under letters of intent or pursuant to rights of accumulation.

     (3) A purchase of any SunAmerica Mutual Fund for $1 million or more should be of Class A Shares.

     (4) Generally, initial purchases of the SunAmerica Money Market Fund must be of Class A Shares. Class B or Class II shares of such Fund are only available to those investors exchanging from Class B or Class II shares of another SunAmerica Mutual Fund, or those investors making an initial purchase who intend to exchange into the Class B or Class II shares of another SunAmerica Mutual Fund.

                               General Guidelines
                               ------------------

     There are instances where one financing method may be more advantageous to an investor than the other. For example, investors who may take advantage of breakpoints and those qualifying for a discount from the maximum sales load on Class A Shares, may determine that the purchase of Class A Shares with the payment of a reduced front-end sales charge is preferable to payment of the ongoing distribution fee imposed upon Class B Shares for the first seven years. On the other hand, investors whose orders would not take advantage of breakpoints to qualify for a discount may wish to defer the sales load and have all of their funds invested in Class B Shares initially. After a holding period of seven years, the Class B Shares convert to Class A Shares, and ongoing charges are thereafter equal.

     A National Association of Securities Dealers, Inc. rule specifically prohibits "breakpoint sales" of front-end load shares. A "breakpoint sale" is a sale to an investor of an amount of front-end load (Class A) shares just below the amount which would be subject to the next breakpoint on the fund's sales charge schedule. Because the deferred sales charge on Class B shares is gradually reduced to 0% over the six-year period in which the shares are held, a redemption of Class B shares just before an "anniversary date" is in some ways analogous to a breakpoint sale. An investor might wish to redeem just before an anniversary date for tax or other reasons, and an investor who chose to wait would continue to be at market risk. Nevertheless, you should inform your clients intending to redeem Class B shares near an anniversary date that, if the redemption were delayed, the deferred sales charge might be reduced.


                     Responsibilities of the Broker/Dealer
                     -------------------------------------

     You must ensure that all employees receiving investor inquiries about the purchase of shares of Multiple Pricing Funds have advised the investor of the available financing methods offered by the mutual funds, and the impact of choosing one method over another. In certain instances, it may be appropriate to discuss the purchase directly with the investor. The foregoing guidelines, as well as the examples cited above, should assist you in reviewing purchase orders less than, equal to, or greater than $100,000.

                                 Effectiveness
                                 -------------

     This policy is effective as of October 1, 1993 with respect to any other for shares of all Multiple Pricing Funds.

     Questions relating to this policy should be directed to SunAmerica Capital Services, Inc., The SunAmerica Center, 733 Third Avenue, New York, NY 10017-3204.

                                      -3-